Exhibit 10.13

SECOND AMENDED AND RESTATED SERVICES AGREEMENT

This Second Amended and Restated Services Agreement (this “Agreement”) is entered into by and between Bradley Capital Company, L.L.C., a Delaware limited liability company (“Provider”), Beneficient, a Nevada corporation (the “Company”), Beneficient Company Holdings, L.P., a Delaware limited partnership (“BCH”), and Beneficient Management Counselors, L.L.C., a Delaware limited liability company (“BMC”), and is effective as of June 7, 2023 (“Effective Date”). Provider, the Company, BCH and BMC are referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, effective as of June 1, 2017, The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), Provider, BCH and BMC entered into that certain services agreement (the “Original Services Agreement”) that provided that Provider would provide to BCG and its direct and indirect Subsidiaries certain executive and other services described or identified in Schedule A attached to the Original Services Agreement;

WHEREAS, effective as of January 1, 2022, BCG, Provider, BCH and BMC entered into that certain First Amended and Restated Services Agreement, which amended and restated the Original Services Agreement (the “First Amended and Restated Services Agreement”); and

WHEREAS, as of the Effective Date, BCG has converted from a Delaware limited partnership into the Company, a Nevada corporation, and in connection therewith, the Parties desire to amend and restate the First Amended and Restated Services Agreement in its entirety as provided in this Agreement to set forth the terms and conditions under which the Provider will provide to the Company and its direct and indirect Subsidiaries (collectively, the “Group”) certain executive and other services (the “Services”) described or identified in Schedule A to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties hereto agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. For the purpose of this Agreement, the following definitions shall be applicable:

“Active Employee Benefits Cost” is defined in Section 4.2(a).

“Advance Expenses Payment” is defined in Section 4.2(d).

“Agreement” is defined in the preamble.

“Aircraft” is defined in Section 6.3(a)(ii)(A).

“Applicable Extension Date” is defined in Section 3.1.

“BMC” is defined in the preamble.

“BCG” is defined in the Recitals.

“BCH” is defined in the preamble.

“Benefits Cost” is defined in Section 4.2(a).

“Benefits Cost Overpayment” is defined in Section 4.2(c)

“Benefits Cost Underpayment” is defined in Section 4.2(c).

“Board” means the Board of Directors of the Company.

“Cause” means (a) if a regulatory body must approve Executive Provider’s provision of the Executive Services, such regulatory body’s disapproval of Executive Provider; (b) Executive Provider’s knowing and material violation of any regulatory compliance policies of the Group, which such policies have been provided to Executive Provider in writing before such violation, and which such violation could reasonably be expected to be substantially injurious to the financial condition or business reputation of any member of the Group, provided that such violation has not been corrected or cured within thirty (30) days after receipt of written notice by the Company to Provider setting out the acts or omissions of Executive Provider claimed to violate such policies (it being understood that the good faith performance by Executive Provider of an act approved by or at the specific request of the Board or the Chief Executive Officer of the Company (if the Executive Provider is not also serving as the Company’s Chief Executive Officer) will not be considered a “knowing” violation); or (c) Executive Provider’s conviction of or entry of a plea agreement or civil consent decree with respect to (i) any felony, (ii) any other crime involving dishonesty or moral turpitude, or (iii) any material violation of federal or state securities laws which could reasonably be expected to be substantially injurious to the financial condition or business reputation of any member of the Group.

“Charity” means an entity organized and operated within the meaning of Section 501(c)(3) of the Code and classified by the Internal Revenue Service as a public charity within the meaning of Sections 509(a)(1) or 509(a)(2) of the Code or the corresponding provision or provisions of any subsequent United States Internal Revenue law or laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Date of Termination” is defined in Section 3.2(c).

“Effective Date” is defined in the preamble.

“Entity” means any Person other than an individual of which the Company is or is to become a direct or indirect shareholder, general, limited partner or other partner, member or other equity owner or manager, including serving as a direct or indirect shareholder, general or limited partner, member or other equity owner or manager of any such Person.

“Executive Committee” means the Executive Committee of the Board constituted in accordance with the Company’s governing documents as of the Effective Date or, in the event there is no such Executive Committee, then a committee of the Board composed of those members of the Board (or the duly appointed successors of those members) who served on the Executive Committee immediately before the Executive Committee ceased to exist.

“Executive Provider” is the individual identified in Schedule A or the individual approved as a replacement pursuant to Section 2.2(b).

“Executive Services” means those Services described or identified in Schedule A.

“Expenses” means the Out-of-Pocket Expenses.

“Expenses Overpayment” is defined in Section 4.2(d).

“Expenses Underpayment” is defined in Section 4.2(d).

“Fee” is defined in Section 4.1.

“Group” is defined in the Recitals.

“Inability to Provide” means Executive Provider’s inability to provide the Executive Services by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Indemnitee” means (a) Provider, (b) BMC, (c) Executive Provider, (d) the Provider Employees, (e) any officer, director, employee, member, manager, partner, agent, representative, fiduciary or trustee of Provider or BMC (unless excluded from the definition of Indemnitee by (f)), (f) any Person serving at the written request of Provider or BMC (provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services if not designated as an Indemnitee by Provider or BMC), (g) any Person that Provider or BMC in its sole discretion designates as an “Indemnitee” for purposes of this Agreement (which designation may be made at any time, including after any liability arises), and (h) any successors, assigns, heirs, executors or administrators of the foregoing.

“Other Services” means those Services described or identified in Schedule A.

“Out-of-Pocket Expenses” is defined in Section 4.2(a).

“Parties” and “Party” is defined in the preamble.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Proceeding” means any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, or investigative.

“Provider” is defined in the preamble.

“Provider Employees” is defined in Section 2.1.

“Retirement/Disability Benefits Cost” is defined in Section 4.2(a).

“Services” is defined in the Recitals.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Term” is defined in Section 3.1.

ARTICLE II.

SERVICES

Section 2.1 Services. Provider will provide the Services to the Group on the terms and conditions provided for in this Agreement. The Executive Services shall be provided by Executive Provider. The Other Services shall be provided through employees of Provider designated by Provider in its sole discretion (such other employees the “Provider Employees”). Executive Provider and the Provider Employees shall be subject to the standard regulatory compliance policies of the Group that relate to the performance of the Services, including those related to insider trading and the protection of confidential information, and that have been provided by the Group to Executive Provider and the Provider Employees.

Section 2.2 Removal and Replacement of Executive Provider.

(a) Removal. Executive Provider may be removed (i) by mutual written agreement of Provider and the Company; (ii) at the request of the Company for Cause upon thirty (30) days’ advance written notice to Provider and Executive Provider, which such notice shall identify the clause(s) of the definition of Cause relied upon and set out in reasonable detail the acts or omissions of Executive Provider alleged to constitute Cause under such clause(s); (iii) by reason of Executive Provider’s Inability to Provide the Executive Services upon thirty (30) days’ advance written notice by Provider or the Company to the other Party; or (iv) by Provider upon written notice to the Company for any reason, including by reason of Executive Provider no longer being employed by Provider. For the avoidance of doubt, the Executive Provider’s removal pursuant to this Agreement shall in no way affect the Executive Provider’s service as (A) a director of the Company if the Executive Provider is serving on the Board at the time of such removal or (B) the Company’s Chief Executive Officer if the Executive Provider is serving as the Company’s Chief Executive Officer at the time of such removal. During the period from the date of removal of Executive Provider through the date a replacement designated by Provider is approved by the Executive Committee pursuant to Section 2.2(b), the Executive Services shall be provided pursuant to this Agreement by a director (other than the removed Executive Provider) of the Company designated in writing by BMC.

(b) Replacement Process. If Executive Provider is removed in accordance with Section 2.2(a) or Executive Provider dies, then the Company shall request in writing to Provider and BMC within sixty (60) days after such removal or death that BMC designate a replacement to provide the Executive Services through Provider. BMC shall so designate a replacement within sixty (60) days after receipt of such request. If the designated replacement is a director of the Company (other than the removed Executive Provider), then the Executive Services shall be provided by such designated director. If the designated replacement is not a director of the Company (other than the removed Executive Provider), the designated replacement is subject to the approval of a majority of the Executive Committee as follows, which approval shall not be unreasonably withheld. The Executive Committee shall notify Provider and BMC in writing within fifteen (15) days after such designation whether it approves the designated replacement and, if not, the specific grounds thereof. If the designated replacement is not approved, BMC shall have sixty (60) days after receipt of such notice to designate another replacement to provide the Executive Services through Provider. If the designated replacement is a director of the Company (other than the removed Executive Provider), then the Executive Services shall be provided by such designated director. If the designated replacement is not a director of the Company (other than the removed Executive Provider), the designated replacement is subject to the approval of a majority of the Executive Committee as follows, which approval shall not be unreasonably withheld. The Executive Committee shall notify Provider and BMC in writing within fifteen (15) days after such designation whether it approves the designated replacement and, if not, the specific grounds thereof. If the designated replacement is not approved, the Executive Services shall continue to be provided pursuant to this Agreement by a director (other than the removed Executive Provider) of the Company designated in writing by BMC.

(c) For the avoidance of doubt, this Agreement shall in no way affect or limit the Board’s authority to appoint and remove the officers of the Company, including the Company’s Chief Executive Officer, pursuant to the Company’s organizational documents.

Section 2.3 Compensation and Benefits. Provider will pay all wages and other compensation due to, reimburse business expenses incurred by, and provide employee benefits to, Executive Provider and the Provider Employees in connection with the performance of the Services, provided that Executive Provider and each Provider Employee shall be entitled to participate in equity incentive plans sponsored by the Group on the same basis as other service providers (including employees) who provide the same or similar services to the Group. For the avoidance of doubt, the Group shall be responsible for any and all costs and expenses incurred by the Group in connection with the participation of the Executive Provider and the Provider Employees in equity incentive plans sponsored by the Group, and such costs and expenses shall be paid by the Group in addition to the Fee.

Section 2.4 Compliance with Law. Provider will comply with all federal, state and local laws applicable to Provider as the employer of Executive Provider and the Provider Employees, including, without limitation, laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information. Provider will be solely responsible for complying with all federal, state, and local tax laws applicable to Provider as the employer of Executive Provider and the Provider Employees including, without limitation, laws relating to the withholding and reporting of, and remitting or paying when due, all income and employment-related taxes, and the filing of all returns and reports required by applicable law.

Section 2.5 Acknowledgements Regarding Services. The Parties acknowledge and agree that Provider is not an employee leasing organization, personnel service, or contract labor firm, and Provider covenants not to hold itself out to the public as a professional employer, employee leasing, personnel service, contract labor, or similar organization. The Parties thus further acknowledge and agree that this Agreement and the Services provided hereunder are not, and are not intended to be, subject to laws concerning professional employer, employee leasing, personnel service, contract labor, or similar organizations.

ARTICLE III.

TERM AND TERMINATION

Section 3.1 Term. The initial term of this Agreement shall be from the Effective Date through the earlier of (i) the Date of Termination or (ii) December 31, 2023, provided that the initial term shall be automatically extended by one calendar year on December 31, 2023 and on each December 31st thereafter (each such December 31st the “Applicable Extension Date”). The initial term together with all extensions is the “Term.”

Section 3.2 Termination.

(a) This Agreement may be terminated:

(i) by mutual written agreement of Provider and the Company on such terms as they may agree upon in writing;

(ii) by the Company with a unanimous vote of the members of the Executive Committee (other than Executive Provider if Executive Provider is serving on the Executive Committee);

(iii) by the Company if Highland Business Holdings Trust, or its successors or assigns, directly or indirectly, hold capital or other ownership interests in the Group, or its successors or assigns, that in the aggregate have a fair market value of the lesser of (A) ten million ($10,000,000.00) or (B) 1% of the aggregate fair market value of the Group (or its successors or assigns) on both (x) December 31, 2023 or any Applicable Extension Date thereafter and (y) the Date of Termination; or

(iv) by Provider (A) for the Company’s material breach of this Agreement; or (B) upon thirty (30) days’ advance written notice to the Company.

(b) Before terminating the Agreement pursuant to Section 3.2(a)(iv)(A), Provider must provide written notice to the Company of its intention to terminate the Agreement on that basis. Such notice shall set out in reasonable detail the acts or omissions of the Company claimed to constitute a material breach of the Agreement; identify the specific provisions of the Agreement thereby breached; provide a reasonable period of time after the Company’s receipt of the notice, and not less than thirty (30) days after receipt, for the Company to correct the alleged acts or omissions or otherwise cure the alleged material breach; and state the Date of Termination if the alleged material breach is not corrected or cured within the period provided for in the notice.

(c) “Date of Termination” for purposes of this Agreement means:

(i) if terminated pursuant to Section 3.2(a)(i), the date so mutually agreed to;

(ii) if terminated pursuant to Section 3.2(a)(ii), the thirtieth (30th) day after Provider receives written notice by the Company of the unanimous vote terminating the Agreement pursuant to such Section;

(iii) if terminated pursuant to Section 3.2(a)(iii), the last day of the calendar-year quarter which is at least thirty (30) days after the written notice is received by Provider, provided that Highland Business Holdings Trust, or its successors or assigns, directly or indirectly, hold capital or other ownership interests in the Group, or its successors or assigns, that in the aggregate have a fair market value of the lesser of (A) ten million ($10,000,000.00) or (B) 1% of the aggregate fair market value of the Group (or its successors or assigns) on the last day of such calendar-year quarter;

(iv) if terminated pursuant to Section 3.2(a)(iv)(A), the date specified in the written notice of intention to terminate, which date shall be no earlier than the period for correction or cure provided for in the notice; and

(v) if terminated pursuant to Section 3.2(a)(iv)(B), the thirtieth (30th) day after the written notice is received by the Company.

(d) Notwithstanding any provision of this Agreement to the contrary, if this Agreement is terminated pursuant to Section 3.2(a)(ii), the Company or a Subsidiary of the Company (including BCH) shall pay to Provider within thirty (30) days after the Date of Termination the sum of (i) five (5) times the Fee, determined as of the Date of Termination, on an annualized basis, (ii) plus five (5) times the Benefits Cost, determined as of the Date of Termination, (iii) less that portion of the Fee and Benefits Cost, if any, representing advance payment of the Fee and the Benefits Cost for the period from the Date of Termination through the end of the quarter, and (iv) less any outstanding Benefits Cost Overpayment and plus any outstanding Benefits Cost Underpayment, as applicable.

Section 3.3 Remedies; Survival of Certain Rights and Obligations Upon Termination.

(a) The Company and BCH acknowledge and agree that Provider would not have an adequate remedy at law and would be irreparably harmed in the event that the Company or BCH fail to perform any of their obligations under this Agreement in accordance with their specific terms. Accordingly, the Company and BCH agree that Provider shall be entitled to equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, in the event the Company or BCH breaches or threatens to breach any of their obligations under this Agreement, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Company or BCH but shall be in addition to Provider’s right to terminate this Agreement pursuant to Section 3.2(a)(iv)(A) and to recover all other remedies available to Provider at law or equity, including remedies for the Company’s or BCH’s material breach of this Agreement. In addition, in the event Provider brings an action (including a counter-claim) to restrain or otherwise remedy a breach or threatened breach of this Agreement (including seeking remedies for the Company’s material breach of this Agreement), the Company or BCH shall advance or pay to Provider all expenses (including attorneys’, experts’ and consultants’ fees and expenses as well as costs of investigation, sampling and defense) incurred by Provider in connection with such action within fifteen (15) days after receipt of a statement setting out such expenses, provided that Provider shall repay such expenses paid by the Company or BCH if a court of competent jurisdiction finds (and such finding is binding and no longer appealable) such action to be frivolous or filed in bad faith.

(b) The termination of this Agreement pursuant to Section 3.2 shall not impair the rights or obligations of any Party that have accrued prior to such termination or which by their nature or terms survive termination of this Agreement indefinitely, including, without limitation, the Parties’ continuing rights and obligations under Section 3.2(d), Article IV, Article VI, and Section 7.3.

ARTICLE IV.

COMPENSATION FOR SERVICES

Section 4.1 Fee. As compensation for the Services, the Company shall pay or have one of its Subsidiaries (including BCH) pay Provider a quarterly fee (“Fee”) in advance and by no later than the first business day of the calendar-year quarter to which such Fee applies. The initial Fee, consisting of a base fee for the Executive Services and a supplemental fee for the Other Services, is set forth in Schedule A and shall be adjusted annually as set forth therein. Provider may increase the supplemental Fee up to twice (two times) the initial fee (which shall be adjusted on an annual basis by the percent equal to the percentage increase, if any, in the level of the CPI-U (or its most comparable successor, as published by the United States Department of Labor, Bureau of Labor Statistics) from December to December) in any calendar year in connection with an increase in the cost of providing the Services (including through the addition of one or more Provider Employees) and/or a change in the scope or performance of the Services as determined in the sole and absolute discretion of Provider subject, in the case of a change in the scope of the Services only, to the approval of a majority of the Executive Committee. Provider shall notify the Company in writing thirty (30) days in advance of the effectiveness of the proposed increase in the Fee. The Company shall notify Provider in writing within fifteen (15) days after receipt of the notice whether the proposed change in the scope of the Services is approved, and if not, the specific reasons thereof. Except for a termination pursuant to Section 3.2(a)(ii), within thirty (30) days after the Date of Termination, Provider shall refund to the Company that portion of the Fee, if any, representing advance payment of the Fee for the period from the Date of Termination through the end of the quarter.

Section 4.2 Benefits Cost; Expenses.

(a) In addition to the Fee, the Company or a Subsidiary of the Company (including BCH) shall pay Provider for (i) the cost of providing employee benefits (including, without limitation, retirement/disability and related benefits) for up to seven (7) active employees of Provider, which number may be increased due to the cost of providing the Services or a change in the scope of the Services (subject, in the case of a change in the scope of Services only, to the approval of a majority of the Executive Committee) (the “Active Employee Benefits Cost”), provided such active employee benefits shall be the same or substantially the same, in the aggregate, as those provided by Provider to its employees as of the Effective Date or provided by the Company or a Subsidiary to its or their employees from time to time; (ii) the cost of providing retirement/disability and related benefits to non-active or former employees of Provider (or their survivors, as applicable) as of the Effective Date and to such of the Provider Employees or Executive Provider (or their survivors, as applicable) as may become eligible for such benefits thereafter (the “Retirement/Disability Benefits Cost”), provided that the retirement and disability benefits paid by Provider to an individual shall not exceed an amount that would result in a reduction or elimination of benefits to which the individual is entitled to receive under a federally-sponsored retirement, disability, or survivorship program; (iii) any administrative costs incurred in connection with the provision of the foregoing benefits (the amounts in clauses (i)-(iii), collectively, the “Benefits Cost”); and (iv) all out-of-pocket expenses (“Out-of-Pocket Expenses”) reasonably incurred by or on behalf of Provider in connection with providing the Services and consistent with the Company’s travel and entertainment policy or other expense reimbursement policies. The initial Retirement/Disability Benefits Cost is set forth in Schedule A and shall or may be adjusted as set forth therein.

(b) In the event that Provider, Executive Provider, Beneficient Holdings, Inc., Heppner Endowment for Research Organizations, L.L.C. or their affiliates, successors and assigns (collectively, the “Donors”), or their direct and indirect owners, are subject to an income or excise tax, or are required to reimburse a Charity for the imposition of an income or excise tax, arising in connection with or related to (i) any gift or assignment of interests in BCG and/or the Company or its affiliates to Charity and (ii) the Donor’s arranging for gifting by other parties to Charities or the Donor’s action of gifting to Charities of (A) cash distributions from or (B) beneficial interests in trusts which BCG and/or the Company or its affiliates may be lenders, beneficiaries, administrators, or trustees of such trusts, in the case of clause (i) or clause (ii), prior to the Effective Date (collectively, the “Donations”), the Company and/or BCH shall reimburse and pay the Donors an amount such that, after taking into account the taxation of any such payment, the Donors are in the same after-tax position that they would have been in if the Donors or their direct and indirect owners had not been required to reimburse or had not been subject to such income or excise tax (the “Tax Consequence”). The Company or BCH shall also reimburse and pay the Donors, without duplication, for any other related expenses and payments, including, but not limited to, the cost of gift processing fees, management fees, other fees, future liabilities, indemnification expenses, investments in put options, and carrying costs as each may be charged to the Donors by a Charity resulting from any action in (i) and (ii) of this Section 4.2(b) (the “Charity Costs”) and for all expenses (including attorneys’, accountants’, experts’ and consultants’ fees and expenses as well as costs of investigation, sampling, defense and court charges) incurred by Donors in connection with disputing the Donor’s liability for the Tax Consequence (the “Defense Costs”). In the event that no current tax benefit is available to the Donors or their direct and indirect owners for amounts of the Charity Costs and Defense Costs the Company and/or BCH shall reimburse and pay the Donors an amount such that, after taking into account the taxation of any such payment, the Donors are in the same after-tax position that they would have been in if the Donors or their direct and indirect owners had received a current tax benefit for the payment of the Charity Costs and Defense Costs (together with the Tax Consequence, the “Tax Related Payment”). The Company and BCH acknowledge and agree that the Donors and its advisors have not, and shall not, provide the Company and BCH with any advice regarding the Tax Related Payment. The Tax Related Payment shall be paid by the Company or BCH to the Donor within five (5) days after receipt from the Donor of an invoice, expense report, or other documentation showing in reasonable detail the Tax Related Payment calculations and supporting information.

(c) The Benefits Cost shall be paid by the Company or a Subsidiary of the Company (including BCH) to Provider in advance on a quarterly basis by no later than the first business day of the calendar year quarter to which such Benefits Cost apply based on a reasonable estimate of the Active Employee Benefits Cost and administrative costs to be incurred by Provider in such quarter plus one-fourth of the Retirement/Disability Benefits Cost. Provider shall provide the Company on at least an annual basis with a reconciliation of the Active Employee Benefits Cost paid by the Company against the Active Employee Benefits Cost actually incurred by Provider during the reconciliation period. The excess of the Active Employee Benefits Cost paid by the Company over the Active Employee Benefits Cost actually incurred by Provider during the reconciliation period (any such amount a “Benefits Cost Overpayment”) shall be applied, without interest, to reduce one or more subsequent quarterly Benefits Cost payments until repaid in full unless the Company requests in writing that Provider refund all or a portion of the Benefits Cost Overpayment. Any such refund of a Benefits Cost Overpayment shall be made within thirty (30) days after receipt by Provider of such written request. The excess of the Active Employee Benefits Cost actually incurred by Provider over the Active Employee Benefits Cost paid by the Company during the reconciliation period (any such amount a “Benefits Cost Underpayment”) at Provider’s option may be applied, without interest, to increase one or more subsequent quarterly Benefits Cost payments until paid in full unless Provider requests in writing that the Company pay all or a portion of the Benefits Cost Underpayment. Any such payment of a Benefits Cost Underpayment shall be made within thirty (30) days after receipt by the Company of such written request. Except for a termination pursuant to Section 3.2(a)(ii), within thirty (30) days after the Date of Termination, Provider shall refund to the Company that portion of Benefits Cost, if any, representing advance payment of the Benefits Cost for the period from the Date of Termination through the end of quarter, plus any outstanding Benefits Cost Overpayment and less any outstanding Benefits Cost Underpayment, as applicable.

(d) The Expenses shall be paid by the Company or a Subsidiary of the Company (including BCH) to Provider within thirty (30) days after receipt from Provider of an invoice, expense report, or other documentation showing in reasonable detail the Expenses so incurred. Notwithstanding the foregoing, Provider may require that an estimate of the Expenses be paid by the Company or a Subsidiary of the Company (including BCH) in advance on a quarterly or monthly basis at Provider’s option (the “Advance Expenses Payment”). In that event, Provider shall provide the Company on at least a quarterly basis with a reconciliation of the Advance Expenses Payments against the Expenses actually incurred by Provider during the reconciliation period. The excess of the Advance Expenses Payments over the Expenses actually incurred by Provider during the reconciliation period (any such amount an “Expenses Overpayment”) shall be applied, without interest, to reduce one or more subsequent Advance Expenses Payment or invoices until repaid in full unless the Company requests in writing that Provider refund all or a portion of the Expenses Overpayment. Any such refund of an Expenses Overpayment shall be made within thirty (30) days after receipt by Provider of such written request. The excess of the Expenses during the reconciliation period over the Advance Expenses Payments (any such amount an “Expenses Underpayment”) at Provider’s option may be applied, without interest, to increase one or more subsequent Advance Expenses Payments until repaid in full or invoiced by Provider to the Company. Any such invoice reflecting an Expenses Underpayment shall be paid by the Company or a Subsidiary of the Company (including BCH) within thirty (30) days after receipt. Within thirty (30) days after the Date of Termination, any outstanding Expenses Overpayment shall be paid by Provider to the Company and any outstanding Expenses Underpayment shall be paid by the Company or a Subsidiary of the Company (including BCH) to Provider.

ARTICLE V.

OTHER OBLIGATIONS OF THE PARTIES

Section 5.1 Office; Access to Systems. The Company shall provide Executive Provider and the Provider Employees, at no cost to Provider, with (a) suitable office space, furniture, and ancillary office equipment at the Company’s facilities and (b) access to the Group’s telephone, voicemail, e-mail, and other information systems, all as may be reasonably necessary to the performance of the Services and at the request of Provider. The Company shall provide such suitable office space for (i) Executive Provider in reasonable proximity to the office of a senior executive of the Company identified by Provider and (ii) each of the Provider Employees in reasonable proximity to the office of other service providers (including employees) identified by Provider who provide the same or similar services to the Group. Notwithstanding the foregoing, Executive Provider and the Provider Employees shall not be provided access to information and records relating to the Company’s assessment of Executive Provider’s performance, any claim against Executive Provider or any Provider Employee, or efforts to retain any replacement to Executive Provider or to perform such work within the Company, or any information or records as to which counsel advises there is a claim of legal privilege that may be waived by allowing Executive Provider or the Provider Employees access to that information or records.

Section 5.2 Confidential Information. The Parties acknowledge that certain non-public information supplied by each to the other in connection with the performance of the Services may be proprietary or confidential. All such non-public information furnished by the Group to Provider and by Provider to the Group shall be received in confidence and be kept confidential and shall be used only in connection with the performance of the Services or as reasonably necessary to enforce this Agreement, provided that this Section 5.2 shall not prohibit the Group or Provider from disclosing such non-public information as required by law or valid legal process.

ARTICLE VI.

INDEMNIFICATION AND RELATED PROVISIONS

Section 6.1 Disclaimers.

(a) Except as otherwise expressly provided for in this Agreement, PROVIDER DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (i) RELATING TO THE SERVICES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) RELATING TO THE RESULTS TO BE OBTAINED FROM THE SERVICES; AND (iii) THAT THE SERVICES ARE OR WILL BE ERROR-FREE OR NON-INTERRUPTIBLE.

(b) THE GROUP IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES NOT OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

Section 6.2 Liability Limitations.

(a) Provider shall not be liable (including any liability for the acts and omissions of any other Indemnitee) to the Group or any member of the Group for any of the Services or any actions taken by the Group or any member of the Group in respect of or in reliance on the Services, except with respect to Provider’s material breach of this Agreement.

(b) Provider shall not be liable (including any liability for the acts and omissions of any other Indemnitee) to the Group or any member of the Group for any operational decisions made by the Group in reliance on any of the Services or on the advice of Executive Provider or the Provider Employees, nor with respect to any action taken by Executive Provider or a Provider Employee under the direction or authority of the Group or any member of the Group.

(c) To the fullest extent permitted by law, Executive Provider shall not owe a fiduciary duty to the Company. To the fullest extent permitted by law, Executive Provider shall only be subject to any contractual standards imposed and existing under this Agreement. To the fullest extent permitted by Nevada Revised Statutes (“NRS”) 78.070(8), by approving this Agreement through action of the Board, the Company renounces any interest in the following classes of business opportunities which may be presented to the Executive Provider: any opportunity to enter into, directly or indirectly, business relationships whether in direct or indirect competition with the Company’s business, provided there has been advance disclosure of the same to the Company.

The Provider is not an officer or director of the Company. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or in equity, whenever in this Agreement Provider is permitted to or required to make a decision (i) in its “discretion” or “sole discretion” or (ii) pursuant to any provision not subject to an express standard of “good faith”

(regardless of whether there is a reference to “discretion,” “sole discretion” or any other standard), then Provider (or any Indemnitees causing it to do so), as applicable, in making such decision, shall not be subject to any fiduciary duty and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Group, any member of the Group or any other person, and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a decision or action under this Agreement is to be made or taken by Provider in “good faith,” Provider shall act under that express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise. For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by Provider conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith”, and shall not constitute Cause or be a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity, unless Provider subjectively believed such determination, action or failure to act was opposed to the best interests of the Group. In any proceeding in which such action, determination or failure to act is alleged to be made, taken or omitted to be made or taken not in good faith, notwithstanding any provision of law or equity to the contrary, the person or entity making such allegation shall have the burden of proving that such determination, action or failure to act was not in good faith. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of Provider or any Indemnitee otherwise existing at law or in equity, are agreed by the Company to replace to that extent such other duties and liabilities of Provider or any Indemnitee.

(d) Notwithstanding anything to the contrary set forth in this Agreement or otherwise applicable provision of law or in equity, neither Provider, nor Executive Provider, nor any Indemnitee shall have any fiduciary duties, or to the fullest extent permitted by law, to the extent expressly provided in this Agreement, other duties, obligations or liabilities, to the Group (excepting therefrom the Company as set forth in Section 6.2(c) of this Agreement) in respect of the Services, and, to the fullest extent permitted by law Provider shall only be subject to any contractual standards imposed under this Agreement as to the Group (excepting therefrom the Company as set forth in Section 6.2(c) of this Agreement). Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or in equity, whenever in this Agreement Provider is permitted to or required to make a decision (i) in its “discretion” or “sole discretion” or (ii) pursuant to any provision not subject to an express standard of “good faith” (regardless of whether there is a reference to “discretion,” “sole discretion” or any other standard), then Provider (or any Indemnitees causing it to do so), as applicable, in making such decision, shall not be subject to any fiduciary duty and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Group, any member of the Group or any other person, and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, with respect to the Group (excepting therefrom the Company as set forth in Section 6.2(c) of this Agreement) if a decision or action under this Agreement is to be made or taken by Provider or Executive Provider in “good faith,” Provider or Executive Provider shall act under that express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise. For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by Provider or Executive Provider conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith”, and shall not constitute Cause or be a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity, unless Provider or Executive Provider subjectively believed such determination, action or failure to act was opposed to the best interests of the Group. In any proceeding in which such action, determination or failure to act is alleged to be made, taken or omitted to be made or taken not in good faith, notwithstanding any provision of law or equity to the contrary, the person or entity making such allegation shall have the burden of proving that such determination, action or failure to act was not in good faith. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of Provider or Executive Provider or any Indemnitee otherwise existing at law or in equity, are agreed by the Group (excepting therefrom the Company as set forth in Section 6.2(c) of this Agreement) to replace to that extent such other duties and liabilities of Provider or any Indemnitee.

(e) Provider’s liability for all claims of loss, cost, liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees) incurred by or asserted against Provider or any Indemnitee by the Group or any member of the Group in connection with or arising from (i) the Services; or (ii) any actions taken by Provider or any Indemnitee in connection with such Services or this Agreement, shall be limited to an amount equal to the total Fees paid by the Company to Provider with respect to such Services.

(f) THE LIMITATIONS ON LIABILITY AND THE INDEMNITIES IN THIS AGREEMENT (INCLUDING THIS SECTION 6.2 AND SECTION 6.3) ARE INTENDED TO BE, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SHALL BE, ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Section 6.3 Indemnification; Advancement.

(a) Indemnification.

(i) Subject to the limitations set forth in this Section 6.3, each Indemnitee shall be indemnified to the fullest extent permitted by law by the Company against any losses, claims, damages, liabilities, and expenses (including reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon it by reason or in connection with any action taken or omitted by such Indemnitee arising out of such Indemnitee’s status as such or its activities on behalf of the Company or any member of the Group, including in connection with any action, suit or proceeding before any judicial, administrative or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been an Indemnitee; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Company shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for any amounts paid in settlement to the Company, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 6.3, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. In the event that any Person whose capacity is included in the definition of Indemnitee ceases to have such capacity, he, she or it shall continue to be treated as an Indemnitee. The right to indemnification granted by this Section 6.3 shall be in addition to any rights to which each Indemnitee may otherwise be entitled and shall inure to the benefit of the successors or assigns of each Indemnitee.

(ii) BCH shall indemnify and hold harmless Provider from and against any and all losses, damages, liabilities, judgments, awards, penalties, interest, fines, costs and fees or any other expenses of whatever kind, including reasonable attorneys’ fees, incurred by Provider, as a result of any third-party claim, demand, suit, action, investigation, allegation or any other proceeding made in connection with, or otherwise related to, directly or indirectly, any (A) air travel expenses incurred by BCH prior to the Effective Date in connection with the operation of the Dassault Aviation model Falcon 2000 aircraft with manufacturer’s serial number 188 and United States Federal Aviation Administration nationality and registration markings N317M, including all attached or related engines, avionics, equipment, accessories, and records (collectively, the “Aircraft”), or (B) enforcement action, audit, or regulatory action by any governmental body relating to BCH’s use of the Aircraft prior to the Effective Date.

(b) Advancement. To the fullest extent permitted by law and subject to the limitations stated herein, the Company shall pay, or shall cause a member of the Group to pay, the expenses (including reasonable attorneys’ fees and expenses) incurred by each Indemnitee in defending and investigating a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Indemnitee to repay such payment if there shall be a final adjudication that it is not entitled to indemnification as provided herein. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 6.3 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any suit brought by any Indemnitee (or other Person entitled to indemnification hereunder) to enforce a right to indemnification hereunder, it shall be a defense that the Indemnitee or other Person claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in this Section 6.3. In any suit in the name of the Company to recover expenses advanced pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon final adjudication that the Indemnitee or other Person claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in this Section 6.3. The Company shall not, and shall cause each member of the Group not to, impose any additional conditions, other than those expressly set forth in this Agreement, to indemnification or the advancement of expenses and shall not, and shall cause each member of the Group not to, seek or agree to any judicial or regulatory bar order that would prohibit any Indemnitee entitled to indemnification or the advancement of expenses hereunder from enforcing such Indemnitee’s rights to such indemnification or advancement of expenses. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee or other Person claiming a right to indemnification is not entitled to be indemnified or to an advancement of expenses hereunder shall be on the Company (or any Person acting derivatively or otherwise on behalf of the Company.

(c) Duplicative Indemnity Obligations. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 6.3, the Parties intend that, to the maximum extent permitted by applicable law, as between the Company and its affiliates, this Section 6.3 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with the Company having primary liability, and any member of the Group, as applicable, having only secondary liability. The possibility that an Indemnitee may, receive indemnification payments from an Entity or any Subsidiary of the Company shall not restrict the Company from making payments under this Section 6.3 to an Indemnitee that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve an Entity or any Subsidiary of the Company from any liability that it would otherwise have to make indemnification payments to such Indemnitee and, if an Indemnitee that has received indemnification payments from the Company actually receives duplicative indemnification payments from an Entity or any Subsidiary of the Company, such Indemnitee shall repay the Company to the extent of such duplicative payments. If, notwithstanding the intention of this Section 6.3(c), an Entity’s or any Subsidiary of the Company’s obligation to make indemnification payments to an Indemnitee is relieved or reduced under applicable law as a result of payments made by the Company pursuant to this Section 6.3, the Company shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) such Entity or any Subsidiary of the Company for amounts paid by the Company to an Indemnitee that relieved or reduced the obligation of such Entity or any Subsidiary of the Company to such Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation subject to Section 6.3(b).

(d) Insurance. The Company shall not be liable under this Section 6.3 to make any payment of amounts otherwise indemnifiable hereunder (including judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 6.3 or any insurance policy, contract, agreement or otherwise. The Company shall include, or cause to be included, Provider as an additional insured under all liability insurance policies maintained by, or for the benefit of, the Company and waive, and require its insurers to waive, any right of subrogation or recovery against Provider. Such policies shall indemnify Provider and the Indemnitees against covered claims and expenses which may be incurred by Provider or any Indemnitee in connection with the activities of the Group in accordance with the terms of such policies.

(e) Applicability; Non-Exclusive Remedy. The provisions of this Section 6.3 shall be applicable to all actions, claims, suits or proceedings made or commenced on or after the Effective Date, whether arising from acts or omissions to act occurring on, before or after the Effective Date. The provisions of this Section 6.3 shall be deemed to be a contract between the Company and each Person entitled to indemnification under this Section 6.3 (or legal representative thereof) who serves in such capacity at any time while this Section 6.3 and the relevant provisions of applicable law, if any, are in effect. Any amendment, modification or repeal of this Section 6.3 or subsection hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, claim, suit or proceeding then or theretofore existing, or any action, suit, claim, demand or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. The rights of indemnification provided in this Section 6.3 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any Person may otherwise be or become entitled or permitted by contract, this Agreement, insurance or as a matter of law, both as to actions in such Person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any Person whom the Company is obligated to indemnify pursuant to Section 6.3(a)(i) shall be made to the fullest extent permitted by law.

(f) For purposes of this Section 6.3, references to “Persons” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the written request of Provider or BMC” shall include any service as a director, manager, officer, employee or agent of Provider or BMC which imposes duties on, or involves services by, such director, manager, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Relationship of the Parties. The relationship between Provider and the Group is solely that of independent contractors. Nothing is this Agreement is intended to create, or creates, a partnership, agency, or join venture between Provider and the Group, or an employment relationship between the Group or any member thereof and Executive Provider or the Provider Employees.

Section 7.2 Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. Notwithstanding the preceding sentence, the Company may assign any of its rights or delegate any of its obligations with respect to the provision of the Services to any of the Company’s Subsidiaries, including delegation by the Company to BCH of the Company’s obligations to make the payments to Provider required by this Agreement, but for the avoidance of doubt, such assignment will not relieve the Company of all of its obligations hereunder.

Section 7.3 Governing Law; Jurisdiction; Jury Trial Waiver.

(a) Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws that would require the application of the law of any other state. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Nevada and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

(b) Submission to Jurisdiction. The Parties hereby (i) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Clark County, Nevada for any action or proceeding relating to this Agreement or the provision of the Services; (ii) waive any objection to such venue; and (iii) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions.

(c) Appointment of Agent for Service of Process. The Parties hereby agree (i) to the extent such party is not otherwise subject to service of process in the State of Nevada, to appoint and maintain an agent in the State of Nevada as such Party’s agent for acceptance of legal process, and (ii) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to this (c)(i) or (ii), to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Nevada.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY AGREES THAT THE JUDGE PRESIDING IN ANY SUCH ACTION OR PROCEEDING, AND NOT A JURY, SHALL DECIDE ANY DISPUTES BETWEEN THEM AND THUS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH SUCH WAIVER, EACH OF THE PARTIES HEREBY AGREES NOT TO ASK FOR A JURY IN ANY SUCH ACTION OR PROCEEDING.

Section 7.4 Notices. All notices required hereunder shall be in writing and shall be given to such Party at such other Party’s principal executive office, to the attention of such Party’s chief executive officer (or in the case of notice to the Company if Executive Provider is the Company’s chief executive officer, to the Company’s chief financial officer), provided that, in the case of notice by Provider pursuant to Sections 2.2(a) and 3.2, such notice must be executed by or on behalf of the sole or majority interest holder in Provider. Notices shall be sent by (a) registered or certified mail, (b) overnight courier, or (c) hand delivery. To the fullest extent permitted by law, notice shall be deemed given and effective upon receipt (or refusal of receipt).

Section 7.5 Amendment; Waiver. Any amendment of any provision of this Agreement will be valid only if set forth in an instrument in writing signed by both Provider and the Company. No waiver of any provision of this Agreement shall be valid unless signed by the Party waiving compliance. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Notwithstanding the foregoing, any amendment or waiver of Sections 2.2(a), 3.2, or 7.4 with respect to notice by Provider will be valid only by the authorization of the sole or majority interest holder in Provider.

Section 7.6 Binding Agreement; Third Parties. The provisions of this Agreement are binding upon and are for the benefit of the named Parties and their respective Subsidiaries, affiliates, and successors and permitted assigns, and not for any other person (other than (a) the Indemnitees and (b) Executive Provider with respect to Section 6.3(b)).

Section 7.7 Guarantee by BCH. By its signature below, BCH (“Guarantor”) hereby represents and warrants that it will benefit from the Services and hereby irrevocably and unconditionally guarantees for the benefit of Provider the performance and payment (such guarantee, the “Guarantee”) of all obligations of the Company under this Agreement (collectively, the “Obligations”).

(a) Payment. Without limiting any other right Provider has at law or in equity, Guarantor hereby guarantees the payment in full of, and agrees to pay, the Obligations when and as such amounts become due, and Guarantor will upon demand pay to Provider an amount equal to the sum of all unpaid Obligations then due, including any amounts that would be due but for any proceeding or order listed under Section 7.7(b)(vii).

(b) Absolute Liability. The Guarantee is a continuing guaranty and shall remain in effect until all of the Obligations have been paid in full to Provider. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be subject to or affected by any circumstance which may provide or constitute a legal or equitable discharge of a guarantor or surety other than payment of the Obligations in full to Provider. Without limiting the foregoing, Guarantor hereby agrees as follows:

(i) the Guarantee is a guaranty of payment and performance when due and not of collectability;

(ii) the Guarantee is a primary obligation of Guarantor and not merely a contract of surety;

(iii) Provider may enforce the Guarantee upon the occurrence of any Default under this Agreement notwithstanding the existence of any dispute between Provider and the Company with respect to the existence of such Default;

(iv) payment by Guarantor of a portion of the Obligations shall not limit, affect, modify or abridge its liability for any unpaid portion of the Obligations;

(v) the obligations of Guarantor hereunder are independent of the obligations of the Company to Provider, and a separate action or actions may be brought and prosecuted by Provider against Guarantor whether or not any action is brought against the Company and whether or not the Company is joined in any such action or actions;

(vi) the Guarantee and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason other than payment in full of the Obligations, including the occurrence of any of the following, whether or not Guarantor shall have received notice or had knowledge of any of them: (A) any delay, failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement or instrument relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (B) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to any default) of this Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or of any document relating to such other guaranty or security, (C) the Obligations or any agreement or instrument relating thereto at any time being found to be illegal, invalid or unenforceable in any respect, (D) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations, (E) any claim, counterclaim, deduction, set-off or any other defense or right whatsoever that the Company or any of its affiliates may have at any time against Provider or any of its affiliates, in respect of the Obligations or otherwise and (F) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk to or obligations of Guarantor in respect of the Guarantee; and

(vii) the Guarantee and the obligations of Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or by any defense which the Company may have by reason of any order (including any stay or injunction) resulting from any such proceeding.

(c) Waivers. Without limiting the foregoing, to the fullest extent permitted by applicable law, Guarantor hereby waives:

(i) any right to require, as a condition of payment or performance by Guarantor on the Guarantee, Provider to proceed against the Company or to pursue any other remedy whatsoever;

(ii) any defense based on, derived from or arising out of any lack of validity or unenforceability of the Obligations or any agreement or instrument relating thereto, or any cessation of the liability of the Company from any cause other than payment in full of the Obligations;

(iii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof;

(iv) any principles or provisions of any statute or rule of law providing for any legal or equitable discharge of Guarantor’s obligations hereunder other than by payment in full of the Obligations;

(v) any rights to set-offs, recoupments and counterclaims against the Company in connection with any enforcement by Provider of the Guarantee;

(vi) any requirement that Provider take any action to protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(vii) any notices, demands, presentments or protests relating to the Obligations or any agreement or instrument relating thereto, and any right to consent to any thereof; and

(viii) any surety defenses or other benefits that may be derived from or afforded by any law which limits the liability of or exonerates guarantors or sureties, or which may conflict with the terms hereof.

Section 7.8 Further Assurances. The Parties agree, upon the reasonable request of the other, to execute, acknowledge, and deliver any and all such further instruments, and to do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

Section 7.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and from and after the Effective Date supersedes all prior negotiations, agreements, and understandings with respect thereto; provided, that this Agreement shall not affect the rights of any Party that have accrued under the First Amended and Restated Services Agreement prior to the Effective Date.

Section 7.10 Headings. The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 7.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Any of the Parties may execute this Agreement with an electronic signature. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

Section 7.12 Code Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Code and this Agreement shall be interpreted and administered in a manner consistent with that intent.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the Effective Date.

PROVIDER:		COMPANY:

BRADLEY CAPITAL COMPANY, LLC		BENEFICIENT

By:	/s/ Jamie Crable	By:	/s/ James G. Silk
Name:	Jamie Crable	Name:	James G. Silk
Title:	Authorized Signatory	Title:	Executive Vice President & Chief Legal Officer

BMC:		BCH:

BENEFICIENT MANAGEMENT COUNSELORS, L.L.C		BENEFICIENT COMPANY HOLDINGS, L.P.

By: Beneficient Company Group, L.L.C., its general partner
By:	/s/ Jamie Crable
Name:	Jamie Crable	By: Beneficient, its managing member
Title:	Authorized Signatory

		By:	/s/ James G. Silk
		Name:	James G. Silk
		Title:	Executive Vice President & Chief Legal Officer

Signature Page

Services Agreement

SCHEDULE A

Services

Executive Services: If the Executive Provider is serving as the Company’s Chief Executive Officer, the Executive Services shall mean such executive-level services customarily performed by the Company’s Chief Executive Officer consistent with the Company’s Bylaws. If the Executive Provider is not serving as the Company’s Chief Executive Officer, the Executive Services shall mean any such services as the Board reasonably requests. The Executive Services shall also include making recommendations to the Board or a designated committee thereof with respect to the charitable initiatives undertaken by the Group.

Other Services: Administrative and financial analysis services reasonably necessary to the performance of the Executive Services as determined by Provider it is sole discretion.

Executive Provider

Brad K. Heppner

Fee

Initial base Fee = $460,000.00 for each calendar-year quarter.

Initial supplemental Fee = $180,000.00 for each calendar-year quarter.

The Fee shall be adjusted on an annual basis by the percent equal to the percentage increase, if any, in the level of the CPI-U (or its most comparable successor, as published by the United States Department of Labor, Bureau of Labor Statistics) from December to December.

Retirement/Disability Benefits Cost

$150,000.00 annually. The Retirement/Disability Benefits Cost shall or may be adjusted as follows:

(i) The Retirement/Disability Benefits Cost shall be adjusted on a quarterly basis to reflect any increase or decrease in the actual cost of providing such benefits.

(ii) At Provider’s option, the cash retirement benefits paid by Provider may be adjusted on an annual basis by the percent equal to the percentage increase, if any, in the level of the CPI-U (or its most comparable successor, as published by the United States Department of Labor, Bureau of Labor Statistics) from December to December, provided that such benefits are either not subject to, or such adjustment would not result in, reduction or elimination of benefits to which the individual is entitled to receive under a federally-sponsored retirement or disability program.

Schedule A

Services Agreement